Exhibit 5.1

LAW OFFICES
THOMPSON WELCH SOROKO & GILBERT LLP
3950 CIVIC CENTER DRIVE
SUITE 300
SAN RAFAEL, CA 94903
(415) 448-5000

FACSIMILE
(415) 448-5010

SAN FRANCISCO OFFICE
(415) 262-1200

July 7, 2021

Board of Directors

OncoCyte Corporation

15 Cushing

Irvine, California 92618

Re:	OncoCyte Corporation
Registration Statement on Form S-8

Ladies/Gentlemen:

We are providing this opinion as counsel to OncoCyte Corporation (“OncoCyte”), a California corporation, in connection with a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by OncoCyte to register 10,000,000 additional shares of OncoCyte common stock, no par value (“Shares”), that may be granted or sold by OncoCyte under OncoCyte’s 2018 Equity Incentive Plan as amended (the “Plan”).

In rendering our opinion, we have relied upon, among other things, our examination of such documents and records of OncoCyte as have been provided to us, including but not limited to the Plan, the Articles of Incorporation, as amended, the Amended and Restated Bylaws, and records of proceedings of the Board of Directors and shareholders of OncoCyte. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies.

Based upon the foregoing, and upon our consideration of such matters of law as we deemed relevant, we are of the opinion that when the Shares are issued pursuant to the Plan, whether as restricted stock sold or granted for services provided, or sold pursuant to the exercise of stock options or issued in the settlement of restricted stock units, in accordance with the terms of the Plan and the terms and conditions of the applicable grants of the applicable “Award” and any applicable “Award Agreement, as the terms Award and Award Agreement are defined in the Plan, the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of California and the Federal laws of the United States of America.

July 7, 2021

We assume no obligation to supplement, amend, or to otherwise update the opinions expressed above if any applicable laws change after the date of this opinion letter, or if we become aware of any facts that might change our opinions after the date of this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Thompson Welch Soroko & Gilbert LLP

Thompson Welch Soroko & Gilbert LLP